UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 28, 2016

URBAN BARNS FOODS INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

000-53942
(Commission File Number)

20-0215404
(IRS Employer Identification No.)

13,000 Chemin Bélanger
Mirabel, Québec, Canada J7J 2N8
(Address of principal executive offices)

Registrant’s telephone number, including area code: 450-434-4344

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01 OTHER EVENTS

On January 28, 2016, the Board of Directors of Urban Barns Foods Inc. (the “Company”) approved a 1 for 20 reverse split of the Company’s Class A common stock and a corresponding decrease in its authorized capital, with an anticipated record date of February 8, 2016 (the “Reverse Split”). Shareholder approval for the Reverse Split was not required pursuant to §78.207 of the Nevada Revised Statutes. As a result of the Reverse Split and upon the filing of a Certificate of Change with the Nevada Secretary of State, the Company’s authorized capital will decrease from 500,000,000 shares of Class A common stock to 25,000,000, and its issued and outstanding Class A common stock will decrease from 499,948,520 shares to approximately 24,997,426, with each fractional share being rounded up to the nearest whole share.

In order for the Reverse Split to be recognized on the OTC markets, the Financial Industry Regulatory Authority (“FINRA”) will need to process the corporate action. The Company is in the process of submitting the required documentation to FINRA, but will continue to trade under the symbol “URBF” until such time as FINRA has declared the Reverse Split effective. Once FINRA has processed the corporate action, the Company plans to file a current report on Form 8-K to announce the effective date of the Reverse Split as well as its new temporary trading symbol, if applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 2, 2016	Urban Barns Foods Inc.
(Registrant)

	By:	/s/ Robyn Jackson
Robyn Jackson
President, Chief Executive Officer, Secretary,
Treasurer, Director